Exhibit (h)(3)(iii)

April 30, 2019

Natixis Funds Trust I

Natixis Funds Trust II

888 Boylston Street, Suite 800

Boston, MA 02199-8197

Re:	Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

Natixis Advisors, L.P. (“Natixis Advisors”) notifies you that it will waive its management fee and, to the extent necessary, reimburse certain expenses of the Funds listed below through April 30, 2020 in order to limit the Funds’ total annual fund operating expenses, exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, substitute dividend expenses on securities sold short, taxes, and organizational and extraordinary expenses, such as litigation and indemnification expenses, to the following annual rates:

Name of Fund	Expense Cap
May 1, 2019 through April 30, 2020:
Loomis Sayles Multi-Asset Income Fund[1]	0.95% for Class A shares
1.70% for Class C shares
0.65% for Class N shares
0.95% for Class T shares
0.70% for Class Y shares
McDonnell Intermediate Municipal Bond Fund[2]	0.70% for Class A shares
1.45% for Class C shares
0.70% for Class T shares
0.45% for Class Y shares
Natixis Oakmark Fund	1.30% for Class A shares
2.05% for Class C shares
1.00% for Class N shares
1.30% for Class T shares
1.05% for Class Y shares

Name of Fund	Expense Cap
Natixis Oakmark International Fund[3]	1.45% for Class A shares
2.20% for Class C shares
1.15% for Class N shares
1.45% for Class T shares
1.20% for Class Y shares
Natixis U.S. Equity Opportunities Fund[4]	1.20% for Class A shares
1.95% for Class C shares
0.90% for Class N shares
1.20% for Class T shares
0.95% for Class Y shares
Vaughan Nelson Small Cap Value Fund[5]	1.45% for Class A shares
2.20% for Class C shares
1.15% for Class N shares
1.45% for Class T shares
1.20% for Class Y shares
Vaughan Nelson Value Opportunity Fund[5]	1.40% for Class A shares
2.15% for Class C shares
1.10% for Class N shares
1.40% for Class T shares
1.15% for Class Y shares

[1]	Natixis Advisors and Loomis, Sayles & Company, L.P. have agreed to bear the waiver/reimbursement jointly on a pro rata basis relative to their advisory and sub-advisory fees, respectively.
[2]	Natixis Advisors and McDonnell Investment Management, LLC have agreed to bear the waiver/reimbursement jointly on a pro rata basis relative to their advisory and sub-advisory fees, respectively.
[3]	Natixis Advisors and Harris Associates L.P. have agreed to bear the waiver/reimbursement jointly on a pro rata basis relative to their advisory and sub-advisory fees, respectively.
[4]	Natixis Advisors and each subadviser to the Fund have agreed to bear the waiver/reimbursement jointly on a pro rata basis relative to their advisory and sub-advisory fees, respectively.
[5]	Natixis Advisors and Vaughan Nelson Investment Management, L.P. have agreed to bear the waiver/reimbursement jointly on a pro rata basis relative to their advisory and sub-advisory fees, respectively.

With respect to each Fund, subject to applicable legal requirements, Natixis Advisors shall be permitted to recover, on a class-by-class basis, management fees waived and/or expenses reimbursed subsequent to the effective date of this undertaking in later periods to the extent that a class’ total annual fund operating expenses fall below the applicable expense limitation for such class; provided, however, that a Fund is not obligated to repay any such waived/reimbursed fees and expenses more than one year after the end of the fiscal year in which the fee/expense was waived/reimbursed.

During the period covered by this undertaking, the expense cap arrangement set forth above for each of the Funds may only be modified by a majority vote of the “non-interested” Trustees of the Trusts affected.

For purposes of determining any such waiver or expense reimbursement, expenses shall not reflect the application of balance credits made available by the Funds’ custodian or arrangements under which broker-dealers that execute portfolio transactions for the Funds agree to bear some portion of the Funds’ expenses.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the above referenced Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Natixis Advisors, L.P.

By Natixis Distribution Corporation,
its general partner

By:	/s/ Russell Kane
Name:	Russell Kane

Title:	Executive Vice President, General Counsel, Secretary and Clerk

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